Exhibit 99.1
STERLING FINANCIAL CORPORATION (Nasdaq: SLFI)
With assets of over $2.9 billion and investment assets under administration of $2.2 billion, Sterling Financial Corporation is a diversified financial services company based in Lancaster, Pennsylvania. Sterling Banking Group affiliates offer a full range of banking services in south- central Pennsylvania, northern Maryland and northern Delaware; the group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; and human resources consulting services. Sterling has increased dividends each year for the past 17 years, earning it national recognition as one of only three percent of dividend-paying companies that have consistently increased dividends annually over the last ten years.
Market Statistics: (based on September 30, 2004 financials and October 28, 2005 pricing)

Stock price: (10/28/05)	P/E LTM:	Equity / Assets:
$20.52	15.7 x	9.99%

52 week range: (Hi — Low)	EPS 2005 E*:	Shareholder equity: (in MM)
$24.40 — $18.02	$1.34	$293.5

Book value:	P/E 2005 E*:	Shares outstanding: (in MM)
$10.08	15.3 x	29.1

Dividend: (quarterly ann.)	Avg. daily volume: (3 mos.)	Market cap: (in MM)
$0.56	38,125	$597.1

Yield:	Avg. daily volume: (1 week)	Closely held:
2.73%	23,909	4.70%

* First Call consensus

Loan Portfolio	(9/30/05)	$MM	%
	Commercial and Industrial	$433.9	20.7
	Financial	29.4	1.4
	Commercial Real Estate	658.0	31.4
	Construction	86.7	4.1
	Residential Mortgage	83.3	4.0
	Finance receivables	290.7	13.9
	Lease financing receiv.	132.6	6.3
	Consumer	382.0	18.2

	Total	$2,096.6	100.0%

	(Dollars in thousands except per share data and ratios)
Financial Performance:	3Q’05	2Q’05	3Q’04	YTD 2005	YTD 2004
Net interest income	$28,854	$28,309	$24,957	$84,739	$71,244

Non-interest income, recurring	16,756	17,035	15,023	49,382	41,510
Loan loss provision	1,532	1,140	2,030	3,029	3,659
Non-interest expense, recurring	30,777	30,766	27,374	91,650	78,265
Non-recurring inc. (exp.)	241	114	1,025	489	2,056
Extraordinary items, net	—	—	—	—	—
Net income	10,086	9,684	8,500	29,049	24,345
EPS, diluted	0.34	0.33	0.30	0.99	0.88
Assets EOP	2,938,355	2,822,883	2,451,642	2,938,355	2,451,642
ROE	14.07%	14.00%	15.01%	13.97%	15.07%
ROA	1.39%	1.39%	1.40%	1.39%	1.38%
NIM	4.70%	4.77%	4.84%	4.76%	4.76%
Efficiency Ratio	60.40%	60.90%	60.70%	61.30%	61.3%
NPA’s + 90 days / assets	0.13%	0.14%	0.10%	0.13%	0.10%